Exhibit 1.5

EXTRAORDINARY SHAREHOLDERS’ MEETING

Explanatory report on the item on the agenda of the extraordinary general meeting of shareholders

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This document has been prepared merely for informational purposes and is not intended to be, nor does it constitute, an offer or invitation to exchange or sell, or a solicitation of an offer to subscribe or purchase, or an invitation to exchange, purchase or subscribe any financial instrument or any part of the business or assets described herein, any other shareholding, or a solicitation of any vote or approval in any jurisdiction, in relation to this transaction or otherwise, nor will any sale, issuance or transfer of financial instruments take place in any jurisdiction in breach of any applicable law.  No offer of financial instruments will be made. This document is not a prospectus, an information document on a financial product or any other offer document for purposes of Regulation (EU) 2017/1129 of the European Parliament and Council of 14 June 2017.

This document does not constitute an offer to the public in Italy, within the meaning of Section 1, letter (t) of Legislative Decree no. 58 of 24 February 1998, as subsequently amended and supplemented. The issuance, publication or distribution of this document in certain jurisdictions may be restricted by law and, therefore, persons in the jurisdictions in which this document is issued, published or distributed must inform themselves and comply with such restrictions.

This document does not constitute an offer of sale of financial instruments in the United States in accordance with the Securities Act or in any other jurisdiction in which it is illegal to do so, or a solicitation of votes in the shareholders’ meeting mentioned in this document. The financial instruments referred to in this document have not been and will not be registered in accordance with the Securities Act or the laws concerning financial instruments of any state of the United States, and any statement to the contrary constitute a breach of the law. The financial instruments referred to in this  document may not be offered or sold  in the United States or to, or on behalf of or for the benefit of U.S. Persons, as defined in Regulation S under the Securities Act, except by virtue of an exemption or a transaction not subject to registration obligations under the Securities Act or the state or local laws applicable to financial instruments.

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Disclaimer for U.S. investors

This Transaction concerns the financial instruments of a foreign company. The Transaction is subject to the disclosure obligations of a foreign country which differ from those of the United States.

It may be difficult for you to exercise your rights and any legal claim on the basis of the federal laws of the United States on financial instruments, since the issuer has its registered office in a foreign country and some or all of its executives and directors may be residents in a foreign country. You may not succeed in summonsing to legal proceedings a foreign company or its executives or directors before a foreign court for breach of the laws of the United States on financial instruments. It may be difficult to force a foreign company and its affiliates to comply with a decision issued by a United States court.

You must be aware of the fact that the issuer may purchase financial instruments outside the Transaction, such as, for example, on the market or through private purchasers outside the market.

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Forward-looking statements

This document contains certain forward-looking statements relating to Campari and the proposed transaction. All statements included in this document concerning activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors, including, but not limited to, the following: volatility and deterioration of capital and financial markets, changes in general economic conditions, economic growth and other changes in business conditions, changes in government regulation, uncertainties as to whether the proposed transaction will be consummated, uncertainties as to the timing of the proposed transaction, uncertainties as to how many shareholders will participate in the proposed transaction, the risk that the announcement of the proposed transaction may make it more difficult for Campari Group to establish or maintain relationships with its employees, suppliers and other business partners, the risk that the businesses of Campari Group will be adversely impacted during the pendency of the proposed transaction; the risk that the operations of Campari Group will not be integrated successfully, and other economic, business and competitive factors affecting the businesses of Campari Group. Such factors include, but are not limited to: (i) changes in the laws, regulations or policies of the countries where Campari Group operates; (ii) the adoption, both at a global level and in the countries where Campari Group operates, of restrictive public policies that have an impact on the production, distribution, marketing, labelling, importation, price, sale or consumption of alcoholic products; (iii) longterm changes in consumers’ preferences and tastes, social or cultural trends resulting in a reduction in the consumption of products of the Campari Group as well as in purchasing patterns and the ability of Campari Group to anticipate these changes in the marketplace; and (iv) increased production costs and volatility of raw materials’ prices.

Therefore, Campari and its affiliates, directors, advisors, employees and representatives, expressly disclaim any liability whatsoever for such forward-looking statements.

These forward-looking statements speak only as of the date of this document and Campari does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

EXPLANATORY REPORT OF THE BOARD OF DIRECTORS OF DAVIDE CAMPARI-MILANO S.p.A. RELATING TO THE PROPOSAL FOR REDOMICILIATION OF THE REGISTERED OFFICE OF THE COMPANY TO THE NETHERLANDS AND SIMULTANEOUS TRANSFORMATION INTO A NAAMLOZE VENNOOTSCHAP (N.V.) GOVERNED BY DUTCH LAW

This report (the Report) has been approved by the Board of Directors of Davide Campari-Milano S.p.A. (Campari or the Company) at the meeting of 18 February 2020 and has been prepared pursuant to article 125-ter of Legislative Decree no. 58 of 24 February 1998 (the TUF), and article 72 of the Consob Resolution No. 11971 of 14 May 1999 (the Issuers’ Regulation) in order to illustrate and submit to your approval the resolution proposal to transfer the registered office of the Company to Amsterdam (the Netherlands), with simultaneous transformation of the Company into a Naamloze Vennootschap (N.V.) governed by Dutch law (substantially equivalent to the company form ‘Società per Azioni’ governed by Italian law), with the company name ‘Davide Campari-Milano N.V.’ (the Transaction).

The proposed resolution to be submitted to your approval is attached to this Report, together with the New Articles of Association and the Terms and Conditions for Special Voting Shares. The remaining documentation related to the Transaction will be made available, in accordance with the law.

The Company may make available on its website (www.camparigroup.com) further information related to the Transaction, prepared in a ‘Questions and Answers’ (Q&A) format, prior to the extraordinary meeting of shareholders called to approve the Transaction (the Extraordinary Meeting).

1.	ILLUSTRATION OF, AND RATIONALE FOR, THE TRANSACTION

1.1.	The Transaction

The Transaction entails the transfer (or redomiciliation) of the registered office to the Netherlands and, simultaneously, the amendment of the Company’s articles of association aimed at (i) adopting the company form known as Naamloze Vennootschap (N.V.) pursuant to Dutch law, as well as (ii) amending the enhanced voting mechanism already adopted by the Company in January 2015, in accordance with Italian law, in order to further strengthen the Group’s stability and foster the development and the continuous involvement of a stable base of long-term (loyal) shareholders.

In particular, it is envisaged that the Transaction is structured in the following main steps:

(i)
resolution of the Extraordinary Meeting approving the transfer of the registered office to the Netherlands, to be implemented through (i) transformation of the company form adopted by the Company, which will maintain its legal status, into a Naamloze Vennootschap (N.V.) governed by Dutch law and with the company name ‘Davide Campari-Milano N.V., and (ii) adoption of the Company’s new articles of association in accordance with the text attached to this Report as Schedule A (the New Articles of Association)(1) and of the terms and conditions for Special Voting Shares (the Terms and Conditions for Special Voting Shares, in accordance with the text attached to this Report as Schedule B;

(ii)	registration of the resolution with the Companies Register of Milan;

(iii)
withdrawal procedure pursuant to article 2437-bis et seq. of the Italian civil code, since the transfer of the registered office and the transformation of the company form adopted by the Company entitle shareholders who do not participate in the adoption of the related resolutions to exercise their withdrawal right (for further information, please refer to Paragraph 4);

(iv)	issuance by the Italian Notary of a certificate attesting the proper completion of the acts and formalities preliminary to the Transaction;

(1) The New Articles of Association are attached to this Report in their official version in the Dutch language, along with English translation.  This Report and the New Articles of Association are also filed with the Company’s registered office, and shareholders are entitled to obtain a copy of the same free of charge.

(v)
subject to the satisfaction (or to the waiver, as the case may be) of the conditions precedent described in Paragraph 1.3, execution of a notarial deed in accordance with Dutch law (the Dutch Notarial Deed) and adoption of the New Articles of Association, in order for the Company to be registered with the competent Dutch Companies’ Register;

(vi)	registration of the Company – in its new company form and with its new company name – with the competent Dutch Companies’ Register;

(vii)	cancellation of the Company from the Companies’ Register of Milan and subsequent registration of a secondary seat with permanent representation in Italy.

The Transaction constitutes a corporate transaction carried out under the freedom of establishment, as provided for by the law of the European Union and its interpretation by the European Court of Justice. In particular, pursuant to article 49, paragraph 2, of the Treaty on the Functioning of the European Union (the TFEU), in conjunction with article 54 TFEU, the freedom of establishment of the company entails, inter alia, ‘the right to take up and pursue activities as self-employed persons and to set up and manage undertakings, in particular companies or firms [..] under the conditions laid down for its own nationals by the law of the country where such establishment is effected’. In the interpretation given by the European Court of Justice, the provision includes the right of a company established in accordance with the law of one Member State to transform itself into a company governed by the laws of another Member State, adopting a company form provided under such legal system and maintaining the same legal status(2).

In line with such interpretation, the Directive (EU) 2019/2121 of 27 November 2019 which amends and restates the Directive (EU) 2017/1132, has introduced the principles and guidelines of an harmonized legal framework on cross-border transformations, giving the Member States until 31 January 2023 to adopt the legislative and regulatory provisions necessary to comply with the relevant provisions. As of the date of this Report, Italy and the Netherlands have not implemented the Directive yet.

The Transaction will be effective on the date of execution of the Dutch Notarial Deed (the Effective Date of the Transaction).  The Transaction does not entail any dissolution or liquidation (nor, therefore, any need for a new incorporation in the Member State of destination) of the Company, preserving therefore its legal status without any impact on its legal relationships, which will remain in place without any interruption whatsoever.

The Campari shares are currently listed on the Mercato Telematico Azionario organized and managed by Borsa Italiana S.p.A. (the Italian Stock Exchange), respectively with the ISIN code IT0005252207 (in respect of the shares held by shareholders non-benefitting from increased voting rights pursuant to article 127-quinquies of the TUF) and with the ISIN code IT0005252215 (in respect of the shares held by shareholders benefitting from increased voting rights pursuant to article 127-quinquies of the TUF). The Campari shares will continue to be listed, without any interruption whatsoever, on the Italian Stock Exchange also upon completion of the Transaction, as a result of which it is envisaged that a new ISIN code will be given to them. The Transaction will not have further effects on the listing of the shares nor on the continuity of their trading.

The Transaction is aimed at transferring only the Company’s registered office. In the context of the Transaction, no reorganization of the business operations of the group headed by Campari (the Group or Campari Group) is envisaged, such business operations continuing to be headed by the Company, without any interruption whatsoever.

The Transaction will not have any impacts on financial reporting. The Company’s financial statements will continue to be prepared in accordance with IAS/IFRS.

Furthermore, the Company, also upon completion of the Transaction, will maintain its tax residence in Italy.

1.2.	Rationale for the Transaction

From a strategic standpoint, through the transfer of the registered office to the Netherlands and the simultaneous introduction of an enhanced voting rights mechanism compared to the one already adopted by the Company, Campari intends to pursue the following objectives:

(2) The reference is, in particular, to the decisions concerning the “Cartesio”, “Vale” and “Polbud” cases.

(i)
adopting a flexible share capital structure in order to allow the Company, on the one hand, to maintain and further strengthen a stable shareholder base and, on the other hand, to combine such essential objective with the possibility of pursuing external growth opportunities, such as acquisitions and/or strategic combinations to be accomplished, for example, by means of issuance of new shares in favor of, and/or exchanges of shares with, third parties. This would support Campari Group in the context of the ongoing consolidation process taking place in the global spirits industry, where the Company has had, and intends to continue to have, a leading role as an active player;

(ii)
rewarding long-term shareholders more effectively and extensively. It is, indeed, believed that a stable shareholder base is more capable of supporting long-term growth strategies. This long-term commitment is considered key in today’s global market of premium spirits, where strong brands, built via long-term brand building strategies, are considered a key source of competitive advantage in the long run;

(iii)
benefitting from a highly recognized and appreciated corporate law framework by international investors and market operators, so as to promote the global profile achieved by Campari Group, while in the meantime preserving the identity and historic presence of the Company in Italy.

In the context of the Transaction, the Company intends to pursue the aforementioned objectives without any impact on the business organization, management and operations in Italy, or in any other regions in which the Group operates. In particular, no reorganization is envisaged and no transfer of the Group’s activities to the Netherlands is contemplated. Furthermore, also upon completion of the Transaction, the Company will maintain its tax residence in Italy. The maintenance of the current group structure, which will continue to be headed by the Company, without any interruption, reflects the strategic priorities of the Group concerning Italy, key market for the future growth of the Group.

1.3.	Conditions precedent

The completion of the Transaction is subject to the satisfaction of the following conditions precedent, the occurrence of which may be waived by Campari:

(i)
no governmental entity of a competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order which prohibits the consummation of the Transaction or makes it void or extremely burdensome;

(ii)
the amount of cash, if any, to be paid by Campari to shareholders exercising their withdrawal right in relation to the Transaction under article 2437-quater of the Italian civil code (the Withdrawal Amount), shall not exceed in the aggregate the amount of €150 million, provided however that, for clarity, the Withdrawal Amount shall be calculated net of the amount of cash payable by Campari shareholders exercising their option and preemption rights pursuant to article 2437-quater of the Italian civil code (including the amount of €76.5 million committed by the controlling shareholder Lagfin S.C.A., Société en Commandite par Actions (Lagfin), in relation to which please refer to Paragraph 4), as well as by third parties;

(iii)
there shall not have been nor occurred at any time before the date of execution of the Dutch Notarial Deed, at a national or international level, (a) any extraordinary event or circumstance involving changes in the legal, political, economic, financial, currency exchange or in the capital markets conditions or any escalation or worsening of any of the same or (b) any events or circumstances that, individually or taken together, have had, or are reasonably likely to have, a material adverse effect on the legal situation, on the business, results of operations or on the assets, economic or financial conditions (whether actual or prospective) of Campari and/or the market value of the Campari shares and/or that could otherwise materially and negatively affect the Transaction.

Campari will communicate to the market the satisfaction of (or the waiver of, as the case may be) or the failure to satisfy the above conditions precedent.

2.	STRUCTURE OF THE SHARE CAPITAL FOLLOWING THE TRANSACTION

2.1.	Introduction

In order to further strengthen the Group’s stability and foster the development and the continuous involvement of a stable base of long-term (loyal) shareholders, also with a view to implementing the Group’s growth strategy through acquisitions and integrations of players in the global spirits sector, the Transaction envisages to preserve and strengthen the increased voting rights mechanism, adopted by the Company already in January 2015 pursuant to article 127-quinquies of the TUF, through the adoption of a mechanism based on the assignment to loyal shareholders of special voting shares, to which multiple voting rights are attached, in addition to the one granted by each ordinary share that they will hold (the Special Voting Mechanism).

In the Italian legal system, the law allows for the grant of the benefit of the increased vote in the maximum amount of two votes for each share that has belonged to the same shareholder for a continuous period of at least twenty-four months starting from the date of registration in a specific register (article 127-quinquies, paragraph 1, of the TUF) upon the relevant shareholder’s request. The entitlement to the benefit of the increased vote, once the relevant conditions have been fulfilled, is certified by the continuous registration in such special register, and no additional shares are granted to the entitled shareholders.

On the contrary, in the Dutch legal system, entitled shareholders are granted with increased voting rights through the assignment of special class of shares (‘special voting shares’) which grant a number of additional voting rights in proportion to their nominal value.

The Special Voting Mechanism envisages the possibility of assigning to loyal long-term shareholders (i) 2 voting rights for each Campari ordinary share held (the Ordinary Share) for a period of 2 years, (ii) 5 voting rights for each Ordinary Share held for a period of 5 years; and (iii) 10 voting rights for each Ordinary Share held for a period of 10 years.

Consistently with the provisions of the articles of association currently in force, the Special Voting Mechanism aims also at preserving and rewarding the long-term commitment of Campari’s shareholders who, as of the Effective Date of the Transaction, are already loyal shareholders or, in any case, are registered in the specific register pursuant to article 127-quinquies, paragraph 2, of the TUF.  For the purposes of assigning 2 voting rights for each Ordinary Share, the Special Voting Mechanism takes into account (as the case may be) (i) the entitlement to the benefit of increased voting rights (double voting) and, therefore, the accrual of the minimum vesting period (twenty-four months) provided under the increased voting rights mechanism currently in force; and (ii) the previous registration period in the register pursuant to article 127-quinquies, paragraph 2, of the TUF, as further described below under Paragraph 2.2.

The features of the Special Voting Shares are described in the proposed version of the New Articles of Association, attached to this Report as Schedule A, and in the Terms and Conditions for Special Voting Shares, attached to this Report as Schedule B.

The assignment of Special Voting Shares does not limit the transferability of the Ordinary Shares to which the Special Voting Shares are connected, provided that, in order to transfer such Ordinary Shares, the shareholder shall request that her/his/its Ordinary Shares are removed from the special register kept by Campari in accordance with the Terms and Conditions for Special Voting Shares (the Loyalty Register). In any case, save for transfers to certain specific transferees (for details, please see the Terms and Conditions for Special Voting Shares), after the transfer, the voting rights connected to the Special Voting Shares will be suspended with immediate effect, and the Special Voting Shares shall be transferred to Campari for no consideration (for further details please see to Paragraph 2.2.4 below).

2.2.	The Special Voting Shares

2.2.1.	The Special Voting Mechanism

The Special Voting Mechanism entails:

(a)	Entitlement to 2 voting rights in line with the increased voting rights mechanism pursuant to article 127-quinquies of the TUF. Assignment of Special Voting Shares A

(i)
Initial Assignment: consistently with the provisions of the articles of association currently in force, shareholders of Campari who, as of the Effective Date of the Transaction, are holders of the increased voting rights benefit pursuant to article 127-quinquies of the TUF will continue to be entitled to 2 voting rights for each Ordinary Share held and, to such end, will be entitled to receive one special voting share A granting 1 voting right each (the Special Voting Shares A), provided that they have so requested in accordance with the procedure specified below.  The shareholders who make such request are hereinafter referred to as the Initial Electing Shareholders. No later than 30 days following the Effective Date of the Transaction (the Date of Initial SVS A Assignment), such Special Voting Shares A will be assigned to Initial Electing Shareholders.

(ii)
Subsequent Assignment: shareholders of Campari who, as of the Effective Date of the Transaction are not holders of the increased voting rights benefit pursuant to article 127-quinquies of the TUF, will be entitled to have 2 voting rights for each Ordinary Share held for an uninterrupted period of two years, as well as of continuous registration of the Ordinary Shares in the Loyalty Register. To such end, Campari will issue Special Voting Shares A. Upon the expiry of two years from the date of registration of the Ordinary Shares in the Loyalty Register (the Date of Subsequent SVS A Assignment), such Special Voting Shares A will be assigned to entitled shareholders of Campari.

Consistently with the provisions of the articles of association currently in force, shareholders will have the right to carry over any previous period of registration in the special register established pursuant to article 127-quinquies, paragraph 2, of the TUF for the purpose of calculating two years period of uninterrupted holding of the Ordinary Shares (and therefore, by way of example, shareholders registered in the special register for 12 months prior to the effectiveness of the Transaction will be entitled to the assignment of Special Voting Shares A upon the expiry of additional 12 months rather than 24 months of uninterrupted holding of the Ordinary Shares, and of their continuous registration in the Loyalty Register, provided that a request is made in accordance with the procedure specified below).

(b)	Entitlement to 5 voting rights. The assignment of Special Voting Shares B

After holding Special Voting Shares A for an uninterrupted period of three years (as well as uninterrupted registration in the Loyalty Register of the Ordinary Shares to which such Special Voting Shares A are associated), the relevant holders will be entitled to have 5 voting rights for each Ordinary Share held. To such end, each Special Voting Share A held will be converted into a special voting share B granting 4 voting rights (the Special Voting Shares B).

(c)	Entitlement to 10 voting rights. Assignment of Special Voting Shares C

After holding Special Voting Shares B for an uninterrupted period of five years (as well as uninterrupted registration in the Loyalty Register of the Ordinary Shares to which such Special Voting Shares B are associated), the relevant holders will be entitled to have 10 voting rights for each Ordinary Share held. To such end, each Special B Voting Share held will be converted into a special voting share C granting 9 voting rights (the Special Voting Shares C).

The Special Voting Shares A, the Special Voting Shares B and the Special Voting Shares C are hereinafter jointly referred to as the Special Voting Shares.

2.2.2.	The assignment of Special Voting Shares

The Initial Assignment of Special Voting Shares A

Initial Electing Shareholders will be entitled to receive, on the Date of Initial SVS A Assignment, a number of Special Voting Shares A corresponding to the number of Ordinary Shares to which the benefit of increased voting rights, pursuant to article 127-quinquies of the TUF, has accrued.

To such end, on the Effective Date of the Transaction, Ordinary Shares to which the increased voting rights benefit has accrued pursuant to article 127-quinquies of the TUF will be automatically registered in the Loyalty Register. Starting on the date of such registration, such Ordinary Shares will become Initial Electing Ordinary Shares (as defined in the Terms and Conditions for Special Voting Shares).

Initial Electing Shareholders who wish to receive Special Voting Shares A on the Date of Initial SVS A Assignment shall follow the procedure described in the terms and conditions for the initial allocation of Special Voting Shares A (the Terms and Conditions for Initial Allocation of Special Voting Shares A) which will be made available on Campari’s website (www.camparigroup.com).

To such end, after the Effective Date of the Transaction the Initial Entitled Shareholders shall:

(i)
transmit an assignment form (the Initial Election Form), which will be made available on Campari’s website (www.camparigroup.com), duly filled in and signed, to their respective intermediary within 20 days of the Effective Date of the Transaction. The intermediary will send the Initial Election Form to Campari, duly filled in and signed by the requesting shareholders; and

(ii)
continue to hold, from the Effective Date of the Transaction until the Date of Initial SVS A Assignment, the Ordinary Shares in relation to which the assignment of the Special Voting Shares A shall have been requested.

The holding of the Campari shares on the Effective Date of the Transaction and on the date of transmission of the Initial Assignment Form to the depository intermediary, will be certified by such intermediary.

Subject to the assessment on the fulfillment of the conditions for the assignment of Special Voting Shares A, the Initial Electing Ordinary Shares will entitle the holder thereof to receive a corresponding number of Special Voting Shares A and will therefore become Qualifying Ordinary Shares A (as defined in the Terms and Conditions for Special Voting Shares). Special Voting Shares A will be issued no later than 30 calendar days following the Effective Date of the Transaction; on the same date, the relevant holder will receive one Special Voting Share A for each Qualifying Ordinary Shares A held.

The Subsequent Assignment of Special Voting Shares A

a)	Request for assignment made by shareholders who are NOT registered in the special register on the Effective Date of the Transaction

Following completion of the Transaction, shareholders of Campari who wish to receive Special Voting Shares A, shall request Campari to register (in whole or in part) their Ordinary Shares in the Loyalty Register by sending, through their respective depository intermediaries, a request form (the Election Form), which will be made available on Campari’s website (www.camparigroup.com), duly filled in and signed.

The holding of the Ordinary Shares as of the date of transmission of the Election Form to the depository intermediary shall be certified by such intermediary.

Starting on the date on which the Ordinary Shares will be registered in the Loyalty Register in the name of the same shareholder or of her/his/its loyal transferee (as identified in the ‘Terms and Conditions for Special Voting Shares’), such Ordinary Shares shall become Electing Ordinary Shares A. After holding of the Electing Ordinary Shares for an uninterrupted period of two years (as well as of continuous registration in the Loyalty Register), the Electing Ordinary Shares will become Qualifying Ordinary Shares A and the holder thereof will receive one Special Voting Share A for each Qualifying Ordinary Share A held.

b)	Request for assignment made by shareholders who are registered in the special register on the Effective Date of the Transaction

In case of request for assignment made by shareholders who, on the Effective Date of the Transaction, are registered in the special register established pursuant to article 127-quinquies, paragraph 2, of the TUF, the calculation of the two years of uninterrupted holding of the Ordinary

Shares shall also take into account – subject to the conditions set forth below – any previous registration period in the special register (and, therefore, by way of example, shareholders who, as of the Effective Date of the Transaction, have been registered in the special register for 12 months will be entitled to the assignment of Special Voting Shares A after additional 12 months, rather than 24, of uninterrupted holding of the Ordinary Shares, as well as of continuous registration in the Loyalty Register).

To such end, Ordinary Shares which, on the Effective Date of the Transaction, are registered in the special register established pursuant to article 127-quinquies, paragraph 2, of the TUF, will be automatically registered in the Loyalty Register.

After such date, shareholders who wish to keep their Ordinary Shares in the Loyalty Register shall have to follow the procedure described in the Terms and Conditions for Initial Allocation of Special Voting Shares A and transmit to their respective intermediary the registration confirmation form (the Registration Confirmation Form), which will be made available on the corporate website of the Company, duly filled in and signed, within 20 calendar days as from the Effective Date of the Transaction. The intermediary will send to Campari the Registration Confirmation Form to Campari, duly filled in and signed by the requesting shareholders.

Following receipt of the Registration Confirmation Form by the Company, such Ordinary Shares will be converted into Electing Ordinary Shares and considered as such from the Effective Date of the Transaction, provided that the two years holding period for their conversion into Qualifying Ordinary Shares A will take into account the registration period in the special register established pursuant to article 127-quinquies, paragraph 2, of the TUF.

The holding of the Campari shares on the Effective Date of the Transaction and on the date of transmission of the Registration Confirmation Form to the depository intermediary, will be certified by such intermediary, will be certified by such intermediary.

***

By signing the Initial Election Form, the Election Form and the Registration Confirmation Form, the requesting shareholder will also issue a power-of-attorney to an agent (the Agent), through which she/he/it will authorize and give irrevocable instructions to the Agent to represent her/him/it and to act on her/his/its behalf in relation to the issuance, assignment, acquisition, conversion, sale, repurchase and transfer of the Special Voting Shares in accordance with the ‘Terms and Conditions for Special Voting Shares’. In accordance with the ‘Terms and Conditions for Special Voting Shares’, Campari will have the right to grant the same powers and obligations (in whole or in part) to the Agent too. The Agent will be entitled to represent Campari and to perform and execute all documentation related to the Special Voting Shares on behalf of Campari.

The assignment of Special Voting Shares B

After holding a Qualifying Ordinary Share A for an uninterrupted period of three years (as well as of continuous registration in the Loyalty Register), such Qualifying Ordinary Share A will become a Qualifying Ordinary Share B and the shareholder will be entitled to 5 voting rights for such Qualifying Ordinary Share B held. For this purpose, the Special Voting Share A corresponding to the Qualifying Ordinary Share B will be converted into one Special Voting Share B.

The assignment of Special Voting Shares C

After holding a Qualifying Ordinary Share B for an uninterrupted period of five years (as well as of continuous registration in the Loyalty Register), such Qualifying Ordinary Share B will become a Qualifying Ordinary Share C and the shareholder will be entitled to 10 voting rights for such Qualifying Ordinary Share B held.  For this purpose, the Special Voting Share B corresponding to the Qualifying Ordinary Share C will be converted into one Special Voting Share C.

2.2.3.	The features of the Special Voting Shares

The Special Voting Shares will not be tradable on the Italian Stock Exchange.

The issuance of the Special Voting Shares does not require the payment to Campari of the relevant nominal value by the entitled shareholders. Pursuant to article 13.4 of the New Articles of Association, Campari will maintain a separate capital reserve (the Special Capital Reserve) in order to pay up the nominal value of the Special Voting Shares to be issued in favor of the holders of the Qualifying Ordinary Shares (as defined in the Terms and Conditions for Special Voting Shares).

Article 13.5 of the New Articles of Association, however, enables the holder of Special Voting Shares, which have been issued by allocating the nominal value to the Special Capital Reserve,

to replace such allocation by paying the Company an amount equal to the nominal value of the Special Voting Shares issued in her/his/its favor (the Special Shares Paid for in Cash). Under the applicable provisions of the New Articles of Association, the Special Shares Paid for in Cash shall be the only Special Voting Shares  that entitle their holders to certain economic rights, it being understood that the other Special Voting Shares do not entitle to any dividend.

In particular, the Special Shares Paid for in Cash will be entitled, under article 28.2 of the New Articles of Association, to a dividend equal to 1% of the nominal value actually paid. However, such dividends will be paid only to the extent that the profits achieved during the financial year have not been fully imputed toward increasing and/or forming reserves.

In addition, under article 41.4 of the New Articles of Association, in the event that Campari were placed into statutory liquidation, the amount remaining following payment of all of the Company’s debts shall be paid as follows: firstly, the nominal value paid by the shareholders who hold Special Shares Paid for in Cash shall be reimbursed and, secondly, the remaining shall be allocated among the holders of Ordinary Shares.

Under article 14.2 of the Terms and Conditions for Special Voting Shares, such terms may be amended on the basis of a resolution of Campari’s Board of Directors, provided that any material, not merely technical amendments are subject to the approval of the general meeting of shareholders, except where such amendments are required in order to comply with the applicable laws or listing rules.

2.2.4.	Transfer of Qualifying Ordinary Shares and of Special Voting Shares: removal from the Loyalty Register

While the Ordinary Shares are freely transferable, the Special Voting Shares may not be transferred to third parties (except in certain circumstances, provided in the Terms and Conditions for Special Voting Shares).

In order to transfer the Qualifying Ordinary Shares (i.e. shares with respect to which Special Voting Shares are allocated) or the Electing Ordinary Shares (i.e. shares registered in the Loyalty Register for the purpose of becoming Qualifying Ordinary Shares, a shareholder shall request, through its intermediary, the de-registration from the Loyalty Register of such shares; after such de-registration, the relevant shares will cease to be Qualifying Ordinary Shares or Electing Ordinary Shares and will be freely transferable.

Without prejudice to specific transferee (so- called ‘loyalty transferees’, as defined in the Terms and Conditions for Special Voting Shares), in the  event of transfer of the Qualifying Ordinary Shares as well as if a change of control over the relevant shareholder occurs, the voting rights associated with the Special Voting Shares will be suspended with immediate effect and the Special Voting Shares shall be transferred to Campari without the payment of any consideration (om niet).

In addition, in the event of transfer (i) of the Initial Electing Ordinary Shares prior to the Date of Initial SVS A Assignment, or (ii) of the Qualifying Ordinary Shares A prior to the Date of Subsequent SVS A Assignment (in both cases, except for transfers to specific transferee (‘loyalty transferees’), as defined in the Terms and Conditions for Special Voting Shares), and if, in the same period, a change of control over the relevant shareholder occurs, in accordance with the Terms and Conditions for Special Voting Shares, the shareholder will not be entitled to receive Special Voting Shares A.

2.2.5.	Conversion of the Special Voting Shares C

In order to further encourage the participation of shareholders with more consolidated and stable long-term perspective, the New Articles of Association also provide that the competent corporate bodies’ (Board of Directors and Shareholders’ meeting) can resolve una tantum to give to the holders of Special Voting Shares C (which, jointly with the underlying Ordinary Share, grant 10 voting rights) the right to convert such shares into a special class shares granting multiple votes (up to 20 voting rights), which may also be non-listed, and subject to certain transfer restrictions (consistently with the purposes of encouraging the long-term shareholding).

2.3.	The Ordinary Shares. Subsequent change of their nominal value

The New Articles of Association provide that the Company sets up the Special Capital Reserve to serve the Special Voting Shares. The Board of Directors will be entitled to credit or debit such capital reserve at the expense or in favour the Company’s reserves.

In order to limit the impact on the capital reserves, it is envisaged that, following the Effective Date of the Transaction, the shareholders’ meeting of the Company is called to approve the reduction of the nominal value of the Ordinary Shares from the current value of €0.05 to €0.01. As a result, the Special Voting Shares A will have a nominal value equal to €0.01, the Special Voting Shares B will have a nominal value equal to €0.04 and the Special Voting Shares C will have a nominal value equal to €0.09.

This transaction will be carried out in accordance with Dutch law and will entail a reduction of the share capital. Assuming that, on the effective date of such reduction, the share capital is equal to the current €58,080,000.00 (represented by 1,161,600,000 Ordinary Shares having a nominal value of €0.05 each), the share capital would be reduced so as to be equal to €11,616,000.00 (represented by 1,161,600,000 Ordinary Shares having a nominal value of €0.01 each); it is further envisaged that the nominal value of the overall share capital resulting from the abovementioned reduction (equal to €46,464,000.00) will be allocated to non-distributable reserves.

Such share capital reduction will not entail any change in shareholders’ rights.

3.	STRUCTURE OF THE COMPANY’S OWNERSHIP STRUCTURE FOLLOWING THE TRANSACTION

The following table shows, in percentage, the current shareholdings of Campari’s main shareholders, as well as the relevant voting rights, on the basis of information available as of 7 February 2020 (i.e., the date of the last communication drawn up pursuant to article 85-bis, paragraph 4-bis, of the Issuers’ Regulation), net of the 11,954,970 treasury shares held by the Company.

Shareholder	% of issued capital	% voting rights
Lagfin	51.00%	65.32%
Cedar Rock Capital Ltd	7.44%	8.21%
Campari (treasury shares)	1.03%	–
Other shareholders	40.53%	26.47%

The following table shows, in percentage terms, (i) the current shareholdings of Campari’s main shareholders and their voting rights, on the basis of information available as of 7 February 2020, and (ii) an estimate of the voting rights following the Date of Initial SVS A Assignment assuming that all Campari’s shareholders, who hold the increased voting rights  benefit pursuant to article 127-quinquies of the TUF on 7 February 2020, request the assignment of the Special Voting Shares A.

Shareholder	% of issued capital as of 7 February 2020	% voting rights as of 7 February 2020	% voting rights as of the Date of Initial SVS A Assignment
Lagfin	51.00%	65.32%	65.32%
Cedar Rock Capital Ltd	7.44%	8.21%	8.21%
Campari (treasury shares)	1.03%	–	–
Other shareholders	40.53%	26.47%	26.47%

The figures above are also based upon the assumption that the shareholders maintain their shareholdings in the share capital unchanged. The data indicated above remain subject, in any case, to the effects of the shareholders’ potential exercise of their withdrawal rights.

As a result of the Special Voting Mechanism, a shareholder’s voting power will depend upon the extent to which the shareholders will take part in the Special Voting Mechanism.

4.	ASSESSMENTS PERTAINING TO THE WITHDRAWAL RIGHT – SHAREHOLDERS ENTITLED TO EXERCISE THE WITHDRAWAL RIGHT

Shareholders of Campari who do not participate in the adoption of the resolution on the Transaction will be entitled to exercise their withdrawal right in accordance with article 2437, paragraph 1, of the Italian civil code, since the Transaction entails the transfer of the registered office and the transformation of the company form adopted by the Company (the Withdrawing Shareholders).

Pursuant to article 2437-bis of the Italian civil code, eligible shareholders can exercise their withdrawal right, in relation to some or all of their shares, by sending a notice via registered mail to the registered office of Campari, attention of the Corporate Secretary, no later than 15 days following registration with the Companies’ Register of Milan of the resolution of the Extraordinary Meeting approving the Transaction. Notice of the registration will be published in a daily newspaper and on the Campari website.

Shareholders exercising their withdrawal rights shall submit a specific communication, to be issued by an authorized intermediary, stating the continuous ownership of the shares for which the shareholder has exercised his withdrawal right from prior to the Extraordinary Meeting to the date of the communication. Further details on the exercise of the withdrawal right will be provided to Campari shareholders in accordance with the applicable laws and regulations.

Campari shares in relation to which the withdrawal right is exercised may not be sold or otherwise disposed of until the transfer of such shares or the assessment on the non-fulfillment (or lack of waiver, as the case may be) of the conditions precedent to the Transaction.

In accordance with article 2437-ter, paragraph 3, of the Italian civil code, the liquidation price to be paid to the Withdrawing Shareholders will be equal to €8.376 for each Campari share. The liquidation price has been determined by making reference to the arithmetic average of the closing prices of Campari’s shares during the six months preceding the publication of the notice of call of the Extraordinary Meeting (expected to take place on 19 February 2020).

Once the period of 15 days has expired and before the Transaction becomes effective, the Campari shares in relation to which the withdrawal right has been exercised shall be offered to non-withdrawing shareholders and, subsequently, the unsold shares may be offered to third parties; any outstanding share which has not been sold shall be purchased by Campari at the liquidation price. The abovementioned offer and sale procedure, as well as the payment of all consideration due to the Withdrawing Shareholders, will be conditional upon the effectiveness of the Transaction.

The controlling shareholder of the Company, Lagfin, has confirmed its long-term commitment to the Group strategy and prospects and support to the Transaction. In order to mitigate the potential cash outflows resulting from the obligation of the Company to purchase from shareholders who will have exercised their withdrawal rights all of the shares that have not been purchased pursuant to article 2437-quater of the Italian civil code, Lagfin has committed to acquire a certain number of withdrawn shares up to an aggregate amount of €76.5 million through the exercise of its options rights and the pre-emption right provided for under article 2437-quater of the Italian civil code.  The purchase price per share will be equal to the price payable to shareholders exercising the withdrawal right determined pursuant to article 2437-ter, paragraph 3, of the Italian civil code. The aforesaid commitment of Lagfin will be conditional upon effectiveness of the Transaction.

Should the Transaction not be completed, the shares in relation to which the right of withdrawal has been exercised will continue to be owned by the shareholders who exercised such right; no payment will be made to such shareholders and Campari shares will continue to be listed on the Italian Stock Exchange.

5.	IMPACT OF THE TRANSACTION ON SHAREHOLDERS, CREDITORS AND EMPLOYEES

5.1.	Impact of the Transaction on the shareholders

Rights to which Campari shareholders will be entitled as a consequence of the Transaction

Current rights of Campari shareholders will change following the Effective Date of the Transaction, since Campari will adopt the company form of a Naamloze Vennootschap (N.V.) governed by Dutch law and the New Articles of Association will enter into force. Furthermore, the protections guaranteed in accordance with Italian law to the current shareholders of Campari might not be available (or, in any case, might differ from) those available under Dutch law.

In this regard, the following most significant differences should be noted:

(i)	the shareholders’ meetings of Campari will be held in Amsterdam or Haarlemmermeer (Schiphol Airport), the Netherlands;

(ii)
compared to the current rights applicable to the Campari shareholders (5%), shareholders of Campari will be subject to a higher threshold for the exercise of their right to convene the meeting (10%) and only after being authorized to do so by the court in preliminary relief proceedings;

(iii)
pursuant to Dutch law, no discipline specifically regulates the solicitation of proxies, while pursuant to Italian law one or more shareholders of Campari (or Campari or any other authorized subject) or any other entitled person whatsoever can solicit proxies by shareholders, subject to express rules and regulations;

(iv)	shareholders of Campari will not have a right of withdrawal similar to that envisaged, upon certain circumstances, under Italian legislation;

(v)
the shareholders who are entitled to the increased voting rights benefit provided under article 127-quinquies of the TUF will lose such entitlement, without prejudice to their right to request, in compliance with the conditions set forth in Paragraph 2.2, the assignment of Special Voting Shares; and

(vi)
Campari’s directors will no longer be appointed through the slate voting mechanism currently provided under the Company’s articles of association, rather they will be appointed through the so-called binding nomination by the Board of Directors.

For further information on the rights and obligations of shareholders subsequent to the Transaction, please refer to the New Articles of Association, attached to this Report as Schedule A.

With respect to the differences between the current rights enjoyed by the Campari shareholders and the rights to which they will be entitled upon completion of the Transaction, a Comparative table of the rights to which shareholders of Campari are entitled will be made available to the corporate website of Campari (www.camparigroup.com) prior to the Extraordinary Meeting called to approve the Transaction.

For tax effects on the shareholders, see Paragraph 5 below.

Management body

The completion of the Transaction will not result in changes to the current composition of the Board of Directors of Campari.

However, certain aspects of Campari’s management system provided under the New Articles of Association differ from the management system provided under the articles of association currently in force. Campari will adopt a one-tier board, comprising of executive directors and non-executive directors, the latter being also entrusted with the supervision of executive directors. The directors will remain in office for a period not exceeding four years and may be re-elected.

The Board of Directors of Campari shall consist of a minimum of 3 to a maximum of 15 directors.

In accordance with the best practices applicable to Dutch companies, the Company will establish internal committees of the Board of Directors in line with those currently in place, namely the

Control and Risks Committee and the Compensation and Nominating Committee. In any case, the Board of Directors may establish other committees, determining their relevant tasks and powers. It is understood that, in all circumstances, the Board of Directors will remain fully responsible for the decisions made by such committees.

Upon redomiciliation, a new remuneration policy will also be submitted to the shareholders’ meeting for approval. Such new policy will be adopted in line with Dutch law and the New Articles of Association. Once approved, such new policy will be effective as of the date of completion of the redomiciliation. The current directors will continue to be entitled to a compensation which (i) from an economic perspective, will be substantially equivalent to that to which they are currently entitled pursuant to the shareholders’ resolution adopted by shareholders’ meeting of the Company on 16 April 2019, as well as (ii) will be substantially consistent to the rules and principles provided under the remuneration policy approved by the Board of Directors on 18 February 2020.

Control body

Campari will adopt a system of governance which does not foresee a board of statutory auditors and therefore, on the Effective Date of the Transaction, the current board of statutory auditors will cease to hold office and no new board of statutory auditors will be appointed. In any case, the Company will establish a Control and Risks Committee in line with that currently established, having control functions pursuant to Dutch applicable laws and regulations. Furthermore, the supervisory body (Organismo di Vigilanza), currently established pursuant to the Legislative Decree No. 231/2001, will be maintained.

The Control and Risks Committee will be in charge, inter alia, of assisting the Board of Directors to carry out the internal control tasks assigned to the latter, of evaluating the correct use of the accounting principles, as well as their conformity for the purposes of drawing up the consolidated financial statements, as well as of monitoring the effectiveness of the audit and accounting processes, reporting periodically to the Board of Directors on the activities carried out, as well as on the adequacy of the internal control system.

In addition, the New Articles of Association provide for an external auditor to be appointed by shareholders’ meeting of Campari in order to examine the annual financial statements prepared by the Board of Directors, report to the Board of Directors on the annual financial statements and release its opinion. In this respect, it should be noted that, unless a different determination is further taken by the parties, EY N.V. (a Dutch company of the EY network), will succeed, without any interruption whatsoever, to EY S.p.A. (an Italian company of the same network) in the same mandate of external audit already granted in 2019 pursuant to the law (save for formal alignments required by Dutch applicable law).

For further information on the new corporate governance structure resulting from the Transaction, please refer to the New Articles of Association, attached to this Report as Schedule A.

Dutch Corporate Governance Code

Following the completion of the Transaction, Campari will no longer adopt, as reference for its corporate governance, the provisions of the Italian Corporate Governance Code of Listed Companies (Codice di Autodisciplina delle Società Quotate). The Company will, instead, comply with the Dutch Corporate Governance Code (the DCGC), which contains best practice principles for listed companies. Such principles may be regarded as reflecting the general views on good corporate governance and create a set of standards governing the conduct of the respective corporate bodies of a Dutch listed company.

The application of the DCGC is based on the so-called ‘comply-or-explain’ principle. Accordingly, listed companies are required to disclose, in their annual board report, whether or not they are complying with the various best practice principles of the code. If a company deviates from a best practice principle, the reason for such deviation must be properly explained in the annual board report.

The Board of Directors of Campari acknowledges the importance of good corporate governance and agrees with the general approach and with the majority of the provisions of the DCGC.

However, with a view to maintaining continuity and consistency in the composition of the Board of Directors following the Transaction, it is envisaged that in deviation from what is recommended under the DCGC, the office of Chairman of the Board of

Directors will be held by a director who albeit 'non-executive' pursuant to the New Articles of Association, may not be considered as ‘independent’ (namely Luca Garavoglia, who is the current Chairman of the Board, without executive powers, as well as the person who indirectly controls the Company). In addition, also in light of the role of Lagfin as major shareholder, it is envisaged that Luca Garavoglia and Alessandra Garavoglia, both ‘affiliated’ with Lagfin, will be ‘non-executive directors’ pursuant to the New Articles of Association (in deviation from the DCGC, recommending no more than one non-executive director to be ‘affiliated’ with a shareholder holding more than 10% of the share capital of the company).

Any further deviation from best practice principles will be illustrated in the annual board report as drawn up by the Board of Directors, in accordance with the DCGC.

Applicability of Italian and Dutch law provisions on public takeover bid

Taking into account that Campari shares will continue to be listed on the Italian Stock Exchange also upon completion of the Transaction, the public takeover bids on the shares of Campari will be subject to Dutch law as well as to certain provisions of Italian law.

Dutch law provisions and Italian law provisions will be applicable in different fields.

In particular, pursuant to article 101-ter, paragraph 4, of the TUF, which will be applicable also following the redomiciliation, matters concerning the bid price and bid procedure (with particular reference to reporting obligations on the decision of the bidder to proceed with the bid, content of the takeover bid document and disclosure of the bid) will be governed by Italian law and matters relating to company law, in particular with regard to the threshold exceeded which a takeover bid becomes mandatory and derogations from such an obligation, together with the conditions under which the board of the issuer may undertake any action which might result in the frustration of the bid, will be governed by Dutch law.

With particular reference to the mandatory takeover bids, pursuant to the Dutch Act on Financial Supervision a shareholder who takes predominant control over a listed public company, is obliged to launch a public takeover bid for all the other shares, where 'predominant control' means that a shareholder can exercise 30% or more of the voting rights in a general meeting of shareholders.

Pursuant to Dutch Act on Financial Supervision, exempted from the obligation to launch a public takeover bid is, inter alia, such shareholder who decreases its interest below the applicable threshold within 30 calendar days, as well as a party that made a voluntary public takeover bid and as a result can exercise more than fifty percent of the voting rights in the general meeting of shareholders of the company.

With respect to the thresholds exceeded which a takeover bid becomes mandatory, Dutch law does not provide for a rule relating to a takeover bid becoming mandatory upon so-called ‘creeping’ acquisitions, which rule is, instead, provided for by Italian law under article 106, paragraph 3, lett. b), of the TUF.

With respect to the differences between the current rights enjoyed by Campari shareholders and the rights to which they will be entitled following the redomiciliation, please refer to the Comparative table of the rights to which shareholders of Campari are entitled, that will be made available to the corporate website of Campari (www.camparigroup.com) prior to the Extraordinary Meeting called to approve the Transaction.

Transactions with related parties

As of the Effective Date of the Transaction, the regulation containing provisions relating to transactions with related parties, as approved by Consob with Resolution no. 17221 dated 12 March 2010 (the Regulation on Related Parties Transactions), will not be applicable to Campari anymore because of its Dutch nationality.

Similarly, the ‘Procedures for Transactions with Related Parties’, approved by resolution of the Board of Directors of Campari on 11 November 2010 pursuant to article 4 of the Regulation on Related Parties Transactions will not be applicable to the Company anymore.

Dutch rules on related party transactions will apply after the redomiciliation. Pursuant to Dutch law Campari must disclose in its annual report material related party transactions that have been closed under non-market conditions.

Further the DCGC prescribes that all transactions in which there are conflicts of interest with members of the board of directors should be agreed on terms that are customary in the market. Decisions to enter into transactions in which there are conflicts of interest with members of the Board of Directors that are of material significance to Campari and/or to the relevant member of the Board of Directors should require the approval of the non-executive directors. Such transactions should be published in the board report. The DCGC contains similar best practices regarding all transactions between Campari and legal or natural persons who hold at least ten per cent of the shares in the Company.

Further Dutch law prescribes that the board of directors must disclose material transactions with related parties entered into outside the normal course of business or agreed on terms not customary in the market. No approval from shareholders will be required.

5.2.	Impact of the Transaction on the creditors

The Transaction shall take place assuming continuity of legal relationships and, therefore, it will have no impact on the relationships maintained by the Company with its creditors. In addition, on the basis of the information available as of the date of this Report, nothing indicates that, upon completion of the Transaction, the Company may not be capable of fulfilling its obligations as they fall due.

5.3.	Impact of the Transaction on the employees

The Transaction shall take place assuming continuity of legal relationships and, therefore, it will have no impact on the relationships maintained by the Company with its employees, which will continue to be governed by Italian law.

For purposes of its business operations in Italy, the Company will in any case constitute a secondary seat with a permanent representative office within the meaning set forth in article 2508 of the Italian civil code.

Incentive plans

The Transaction shall not have impacts on the incentive plans in place, the beneficiaries will be entitled to the same rights following the Effective Date of the Transaction.

The Board of Directors of the Company has approved certain amendments and/or adjustments to the ‘Stock Options Regulation’, in accordance with its provisions, so as to to make it compliant with Dutch law.

6.	TAX ASPECTS OF THE TRANSACTION

The Company, also following the Transaction, will maintain its tax residence in Italy, in accordance with both the Italian legal framework (see article 73, paragraph 3, of Presidential Decree no. 917 of 22 December 1986, hereinafter, the TUIR), and the applicable international legal framework (see article 4, paragraph 3, of the Treaty against double taxation in force between Italy and The Netherlands), since the Company’s actual administrative and management headquarters will remain in Italy.

Consequently, the Company’s tax requirements and formalities, as provided under the Italian legal framework in force, will remain unchanged and the provisions on exit tax set forth in art. 166 of the TUIR (so-called Exit Tax) will not be applicable.

Only for shareholders who are tax residents in the Netherlands, the Transaction will give rise to the application of an additional withholding on future dividends distribution, in the amount provided pursuant to Dutch law.

The shareholders shall, in any case consult with their own consultants on any other relevant tax aspect related to her/his/its investment in the Company following and as a consequence of the Transaction.

7.	PARTICULAR ADVANTAGES THAT MAY BE GRANTED TO THE MEMBERS OF THE COMPANY’S MANAGEMENT, GUIDANCE, SUPERVISORY AND CONTROL BODIES

No particular advantages will be granted to the members of the Company’s Board of Directors, management or control bodies as a result of the Transaction.

8.	FURTHER ELEMENTS OF THE TRANSACTION

Campari will continue its share buy-back program, to be implemented for an aggregate amount increased to €350 million in the next 12 months.

To such end, the ordinary meeting of shareholders of Campari has been called to approve the confirmation and renewal of the authorization to the Board of Directors, the effects of which will be also applicable upon completion of the Transaction.  Further details are included in the press release on the financial results relating to the financial year closed on 31 December 2019, as made available to the public on 18 February 2020.

9.	TENTATIVE TIMETABLE OF THE TRANSACTION

18 February 2020: announcement of the Transaction.

27 March 2020: Extraordinary Meeting for the approval of the Transaction.

It is envisaged that the Transaction will be effective by the end of July 2020, subject to the satisfaction, or the waiver, of the conditions precedent and the completion of all preliminary formalities of the Transaction.

10.	PROPOSED RESOLUTION

The proposed resolution to be submitted to you for your approval is set forth as a schedule to this Report.

Milan, 18 February 2020

On behalf of the Board of Directors of Davide Campari-Milano S.p.A. The Chairman Luca Garavoglia

** * **

Proposed resolution

“The shareholders’ meeting

resolves

(i)	to transfer and re-domiciliate the Company’s registered office to Amsterdam, the Netherlands, establishing that such redomiciliation will be carried out and performed as follows:

a.
the company form of the Company will be transformed, with preservation of the Company’s legal status, into a Naamloze Vennootschap (N.V.) governed by Dutch law, having the company name ‘Davide Campari-Milano N.V.’, with registered office in Amsterdam, the Netherlands, and the Company will be registered in the Dutch Companies Register;

b.
the articles of association of the Company will be amended through the adoption of the new version, which complies with Dutch law, attached to the minutes of this shareholders’ meeting (the New Articles of Association), acknowledging that, in addition to the company name and the registered office, the management and control system, the mechanism of appointment of the directors and certain administrative rights of the shareholders will also be amended in accordance with Dutch law, all of the foregoing pursuant to a notarial deed to be executed by the Company in accordance with Dutch law (the Dutch Notarial Deed);

c.
the Company will continue to be managed by a board of directors composed of the directors in office as of the effective date of the redomiciliation, all of whom will remain in office until the date of natural expiry of the mandate. Therefore, under article 14.1 of the New Articles of Association, the number of directors is fixed at 9 (nine), divided into executive directors and non-executive directors;

d.
after the redomiciliation, a new remuneration policy will be submitted to the shareholders’ meeting for approval. Such new policy will be adopted in line with Dutch statutory law and the New Articles of Association. Once approved, such new policy will be effective as of the date of completion of the redomiciliation. The current directors will continue to be entitled to a compensation which (i) from an economic perspective, will be substantially equivalent to that to which they are currently entitled pursuant to the shareholders’ resolution adopted by shareholders’ meeting of the Company on 16 April 2019, and  (ii) will be substantially consistent to the rules and principles provided under the remuneration policy approved by the Board of Directors on 18 February 2020;

e.	the Company’s board of statutory auditors will cease to exist since it is not provided under Dutch law;

f.
with respect to external audit, unless a different determination is further taken by the parties, EY N.V. (a Dutch company of the EY network), will succeed, without any interruption, to EY S.p.A. (an Italian company of the same network) in the same mandate of external audit already granted in accordance with the applicable laws in 2019 (save for formal alignments required by Dutch applicable law);

g.
to the extent required by Dutch law, with reference to the Company’s shareholders who have not voted in favor of this resolution and who have validly exercised their withdrawal right (the Withdrawing Shareholders), the Company’s Board of Directors is authorized to purchase shares of the Company from the Withdrawing Shareholders at a price of €8.376 for each share and to dispose of these shares in accordance with applicable laws, also by means of disposal acts in execution of agreements entered into prior to the completion of the redomiciliation (the Purchase Authorization). The Purchase Authorization shall be valid until the eighteenth month following the effective date of the redomiciliaiton, it being understood that (i) the Board of Directors may purchase shares from the Withdrawing Shareholders for a total maximum price of €150 million; (ii) the Purchase Authorization may be exercised for an amount exceeding that indicated in paragraph (i) only if the condition precedent set out in letter b of paragraph (v) of this resolution has been waived by the Company;

(ii)
to approve the Terms and Conditions for Special Voting Shares and acknowledge that the Company will be entitled to issue, in addition to the ordinary shares and in accordance with the New Articles of Association and the ‘Terms and Conditions for Special Voting Shares’, attached to the present minutes, special voting shares A, with nominal value of €0.05 (five Euro cents) each, to which multiple voting rights will be attached in addition to the one granted by each ordinary share, to be assigned to eligible shareholders who have requested to receive them; special voting shares A may be converted into Special Voting Shares B, with nominal value of €0.20 (twenty Euro cents) each, to which a greater amount of voting rights than those granted by each special voting share A will be attached; special voting shares B may be convertible into Special Voting Shares C, with nominal value of €0.45 (forty-five Euro cents) each, to which a greater amount of voting rights than those granted by each special voting share B will be attached; in addition, holders of special voting shares C may be given the right to convert such shares and the ordinary shares associated thereto into shares of a ‘special class of ordinary shares granting multiple votes’;

(iii)
to acknowledge that, under articles 6.1 and 7.2 of the New Articles of Association, the board of directors may issue new shares for a period of 5 (five) years from the date on which the New Articles of Association enters into force and within the limits of the share capital authorized from time to time, also restricting or excluding shareholders' pre-emptive rights;

(iv)
to authorize the board of directors to purchase and dispose of treasury ordinary shares within the threshold provided under Dutch law and in compliance with other restrictions provided under applicable law and the articles of association, through purchase transactions to be carried out on the market or otherwise, for a maximum period of 18 months starting as of the effective date of the redomiciliation, up to a maximum amount equal to 20% of the issued ordinary share capital, at a price not lower and not higher than 25% of the closing price registered by Campari ordinary shares in the trading day prior to that of the purchase (or the average purchase price over a trading period determined by the board of directors). This authorization is conditional upon completion of the redomiciliation;

(v)	to establish that the completion of the redomiciliation and the subsequent payment of the withdrawal rights will be conditional upon the satisfaction of the following conditions precedent, granting the board of directors with any and all authority and power necessary or even only appropriate to waive them:

a.	no governmental entity of a competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order which prohibits the consummation of the redomiciliation or makes it void or extremely burdensome;

b.	the amount of cash, if any, to be paid by Campari to shareholders exercising their withdrawal right in relation to the redomiciliation under article 2437-quater of the Italian civil code (the Withdrawal Amount) shall not exceed in the aggregate the amount of €150 million, provided, however, that, for clarity, the Withdrawal Amount will be calculated net of the amount of cash payable by Campari shareholders exercising their option and preemption rights pursuant to article 2437-quater of the Italian civil code, as well as by third parties;

c.	there shall not have been nor occurred at any time before the date of execution of the Dutch Notarial Deed, at a national or international level, (a) any extraordinary event or circumstance involving changes in the legal, political, economic, financial, currency exchange or in the capital markets conditions or any escalation or worsening of any of the same or (b) any events or circumstances that, individually or taken together, have had, or are reasonably likely to have, a material adverse effect on the legal situation, on the business, results of operations or on the assets, economic or financial conditions (whether actual or prospective) of Campari and/or the market value of the Campari shares and/or that could otherwise materially and negatively affect the redomiciliation;

(vi)
to grant to chief executive officer Robert Kunze-Concewitz and chief financial officer Paolo Marchesini, as well as to the director Fabio Di Fede, severally and not jointly, with the right to subdelegate and power to appoint special attorneys, the broadest possible power, without any exclusion or exception, in order to implement this resolution, including by way of example and without any limitation the power: (a) to ascertain the fulfillment of the conditions precedent indicated in paragraph (v) of this resolution upon which the effectiveness of everything provided under this resolution is conditioned, or the waiver by the Company of one or more of such conditions; (b) to define, execute and sign any deed or document necessary or advisable for purposes of the implementation of this resolution, including, without any limitation, the Dutch Notarial Deed and any other deed, to be executed in Italy or abroad, aimed at publicizing the redomiciliation of the Company’s registered office and the transformation of the corporate form in all competent public registers (Italian and abroad), including the request for cancellation of the Company from the Italian Companies Register, once the procedure for its registration in the competent Dutch Companies Register has been completed; (c) to carry out all activities necessary or advisable for purposes of the procedure for the liquidation of any shares, in relation to which withdrawal rights have been exercised, to which shareholders who have not taken part in the approval of this resolution are entitled; (d) to perform all formalities required to ensure that the adopted resolution obtains all necessary approvals, with right to introduce to the same resolution and to the text of the New Articles of Association, any amendments, additions or deletions that may be requested by the competent Italian or foreign Authorities, or at the time of registration with the competent Companies Registers; (e) to carry out all activities necessary or advisable and perform all formalities required to constitute in Italy a secondary seat with a permanent representative office within the meaning set forth in article 2508 of the Italian civil code.’

This is a non-binding English courtesy translation of the Explanatory report. The Italian version of the Explanatory report is the only official document having legal effects. In case of any discrepancies or differences between the official document in Italian and the English translation, as well as in case of any dispute on the content of the document, the document in Italian shall always prevail.